Exhibit 10.42
Penn Octane Corporation
Director Services Agreement
This DIRECTOR SERVICES AGREEMENT (this “Agreement”) is entered into on March ___, 2007, with an effective date of January 1, 2007 (the “Effective Date”), by and between Penn Octane Corporation, a Delaware corporation (the “Company”), and ___an individual residing in the State of ___(“Director”). The Company and Director are each a “party” and together are the “parties” to this Agreement.
WHEREAS, Director is to serve as a member of the Board of Directors of the Company and the Company desires to compensate Director for his service (“Board Services”) as a director and for his service (“Committee Services”) as a member of such committees of the Board of Directors of the Company as the board may determine from time to time.
NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Services to be Provided. The Company hereby engages Director to provide, and Director hereby agrees to provide to the Company, the Board Services and the Committee Services during the Term (as defined below).
2. Director Compensation.
a. As compensation for serving as a director and as a board committee member, the Company shall pay to Director an annual fee of Twenty Thousand Dollars (US $20,000.00) (the “Director Fee") and shall grant an annual option valued at approximately Five Thousand Dollars (US $5,000.00) (the "Director Option”), such option value determined in accordance with the Company’s usual accounting procedures, providing Director the right, but not the obligation, to buy shares of the Company’s common stock at an exercise price equal to not less than one hundred percent (100%) of the fair market value of such shares on the day of the grant, for a period of not more than five (5) years. Fair market value shall be determined in accordance with the stock plan under which the Director Option is granted and otherwise in accordance with applicable law and regulation. In lieu of calculating the number of shares subject to the Director Option based on a fixed dollar valuation, the Board of Directors may, in its sole discretion, grant the Director Option based solely on a fixed number of shares. As a condition to the exercise of the Director Option, the Board of Directors may, in its sole discretion, impose a condition of continued services for a period of not more than one (1) year following the date of grant.
b. As compensation for performance of additional Board Services and Committee Services, the Company shall pay to Director an additional fee of One Thousand Dollars (US $1,000.00) per Working Day (the “Additional Fees”) except as otherwise set forth herein. “Working Day” means a calendar day during which Director provides significant Board Services or Committee Services to the Company, including without limitation the attendance of meetings of the Board of Directors and any committees of the Board of Directors, and specifically including days spent solely or primarily in travel to or from locations at which Director provides Board Services or Committee Services. Director shall not receive any Additional Fees for preparing for and attending on an annual basis four (4) quarterly meetings of the Board of Directors, four (4) quarterly meetings of any committee of the Board of Directors of which Director is a member and one (1) annual meeting of stockholders, if any. Each payment of Additional Fees is subject to review and approval by the Board of Directors. No Additional Fees shall be paid to Director if, under any applicable law, regulation or rule, such payment would disqualify Director from membership on the Board of Directors or any board committee on which Director serves.

3. Payment of Fees.
a. The Director Fee shall be paid in equal quarterly installments beginning January 1, 2007. The Director Fee shall be pro-rated for any period of less than one full year of Board Services, including a pro-rated amount for the period November 1 — December 31, 2006.
b. The Director Option shall be granted on the date of the first quarterly meeting of the Board of Directors in each year beginning January 1, 2007, unless otherwise determined by the Board of Directors.
c. The Additional Fees shall be payable within thirty (30) days following receipt from Director of a written statement setting forth the specific dates during which Director provided the additional Board Services or Committee Services and reasonable detail regarding the nature of such services; provided, however, that the Company shall not be required to pay Additional Fees more frequently than once per calendar quarter, and that the Company shall be entitled to defer payment accordingly on any services set forth in a services statement.
4. Insurance. As additional consideration for Director agreement to serve as a director of the Company, the Company agrees to provide, and maintain thereafter, a directors’ and officers’ insurance policy with an aggregate coverage limit of at least $5 million dollars with an insurance carrier having at least an A.M. Best rating of “A” or its equivalent.
5. Reimbursable Expenses. Director shall be entitled to reimbursement for reasonable expenses incurred by or on behalf of Director for the benefit of the Company and attributable to the Board Services or the Committee Services that are documented in accordance with Company’s expense reimbursement policies. The reimbursement payment for any such expense shall be due and payable within thirty (30) days following the receipt by the Company of a written notice from Director of the date and nature of such expense and reasonable evidence (consistent with the requirements of taxation or other governmental regulations applicable to the Company) of such expense.
6. Indemnification. In addition to the other remedies specified hereunder, the Company agrees to hold harmless, defend and indemnify Director in connection with his service as a director and a board committee member in accordance with the Company’s Certificate of Incorporation and Bylaws, the laws of the State of Delaware and any written indemnification agreement with Director.
7. Independent Contractor. Director and the Company hereby acknowledge that Director is and will continue to be an independent contractor. There shall be no tax withholdings taken from any Director Fee or Additional Fees paid to Director pursuant to this Agreement (including, without limitation, FICA, state and federal unemployment compensation contributions, and state and federal income taxes), and Director shall pay, when and as due, any and all taxes incurred as a result of his compensation pursuant to this Agreement.
8. Duties and Conflicts. The Company and Director recognize that Director has other business interests, activities and investments, and that Director is entitled to carry on such other business interests, activities and investments during the Term in a manner consistent with the fiduciary duties of Director as a director and board committee member and subject to the Company’s Certificate of Incorporation, Bylaws and Code of Business Conduct and the laws of the State of Delaware. Director hereby acknowledges receipt of, and agrees to comply with, all provisions of the Company’s Code of Business Conduct and Section 16 Compliance Program.

9. Confidential Information and Insider Trading. Director agrees to maintain the confidentiality of all non-public information obtained by him in connection with his services as a director and board committee member, except when disclosure is authorized by the Board of Directors or required by laws or regulations. Confidential information includes all non-public information regarding the Company and its affiliates, and information that third parties have entrusted to the Company or its affiliates in confidence. The obligation to preserve confidential information continues after service as a director or board committee member ends. Director agrees not to use or share confidential information for securities trading purposes or for any other purpose except the conduct of the Company’s business. The use of confidential information for personal financial benefit, or for the benefit of others who might make an investment decision on the basis of such information, is illegal and is a violation of the Company’s Code of Business Conduct.
10. Effective Date, Term and Termination. This Agreement shall take effect on the Effective Date, and shall continue in effect until Director ceases to hold office as a director (the “Term”). Notwithstanding the foregoing, this Agreement shall automatically terminate if Director becomes an employee of the Company or its affiliates. Either party may terminate this Agreement at any time, effective upon written notice to the other party. Notwithstanding anything to the contrary in this Agreement, the obligations of Director under this Agreement with respect to confidential information and insider trading shall survive the expiration or termination of this Agreement.
11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, and/or commitments of any kind with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement of the parties. Notwithstanding any other provision of this Agreement, the services of Director as a director and board committee member shall in all respects be subject to, and the provisions of this Agreement shall be subordinate to, the Company’s Certificate of Incorporation, Bylaws and Code of Business Conduct and the laws of the State of Delaware.
12. No Assignment or Waiver. This Agreement is personal in nature and may not be assigned, sold, pledged as security or otherwise transferred by Director, nor may any provision hereof be waived by either party without the prior written consent of the other party.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Delaware.
14. Notices. All notices given hereunder shall be considered as properly given when delivered by hand or sent by nationally recognized overnight courier to the parties at the following addresses:
If to the Company:
Penn Octane Corporation
Attn: Chief Executive Officer
77-530 Enfield Lane, Bldg. D
Palm Desert, CA 92211

If to Director:

Each party shall have the right to change its address for notice by giving of fifteen (15) days prior written notice thereof to the other party hereto.
15. Captions. The captions of the sections herein are for convenience of reference only and shall be accorded no substantive significance in the construction hereof.
16. Binding Effect. This Agreement shall be binding upon and inure the benefit of Director, the Company and their respective successors and assigns, including a successor by merger of the Company.
17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. Facsimile signatures shall have the same legal effect as original signatures.
18. Authorization. The Company hereby represents that it has received and has become duly authorized by all necessary corporate action on behalf of such entity, including but not limited to the proper approval by the Board of Directors, and that the execution of this Agreement shall constitute a legal, valid and binding obligation of the Company in accordance with its terms. Director hereby represents that the execution of this Agreement shall constitute a legal, valid and binding obligation of Director in accordance with its terms.
19. Severability. If any of the terms and conditions of this Agreement is held by any court of competent jurisdiction to contravene, or to be invalid under, any applicable law or regulation, that contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as reformed to the extent necessary to render valid the particular provision or provisions held to be invalid, consistent with the original intent of that provision and the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect as reformed.
20. Arbitration. Any controversy or claim arising out of or relating to this Agreement (other than claims for preliminary injunctive relief) shall be settled by binding arbitration in Houston, Texas or Los Angeles, California (at the election of the party commencing the action) in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon an award rendered in such arbitration may be entered in any court having jurisdiction thereof.
BOTH PARTIES HAVE READ AND UNDERSTAND THIS SECTION 20, WHICH DISCUSSES ARBITRATION. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.
{Signatures on following page}

IN WITNESS WHEREOF, the parties have duly executed this DIRECTOR SERVICES AGREEMENT, intending to be legally bound hereby, as of the Effective Date first set forth above.

“The Company”	“Director”

Penn Octane Corporation

By:

Print Name:	Print Name:

Title:

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